SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 15, 2014
10:00 a.m.
TO OUR STOCKHOLDERS:
The 2014 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Thursday, May 15, 2014, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
This year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our annual meeting. On or about April 4, 2014, we mailed to our beneficial stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All other stockholders will continue to receive a paper copy of the Proxy Statement, Proxy Card and Annual Report by mail. The Notice of Internet Availability also contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report if you only received a Notice by mail or (ii) elect to receive your Proxy Statement and Annual Report over the Internet if you received them by mail this year.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you are received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Roger E. George
Vice President, Corporate and Legal Affairs, General
Counsel and Corporate Secretary

TABLE OF CONTENTS	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1

Q: Why Am I Receiving These Materials?	1
Q: What Information Is Contained In These Materials?	1
Q: Why did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	1
Q: Why Didn't I Receive a Notice in the Mail about the Internet Availability of the Proxy Materials?	1
Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	1
Q: What Proposals will be Voted on at the Annual Meeting and how does the Board Recommend that I Vote?	2
Q: Who Can Vote At The Annual Meeting?	2
Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	2
Q: How Do I Vote?	2
Q: What If I Don’t Give Specific Voting Instructions?	3
Q: Can I Change Or Revoke My Vote?	3
Q: What Vote Is Required To Approve Each Item?	4
Q: What Constitutes A Quorum?	4
Q: Who Will Bear The Cost Of Soliciting Votes For The Annual Meeting?	4
Q: Who Will Count The Vote?	4
Q: What Is The Company’s Website Address?	4
Q: Where Can I Find The Voting Results Of The Meeting?	5
Q: Is There Any Information That I Should Know Regarding Future Annual Meetings?	5

PROPOSAL ONE ELECTION OF DIRECTORS	6

Nominees	6
Information Concerning The Nominees	7
Corporate Governance Policies And Practices	11
Director Independence	12
Board Role And Structure	12
Committees	14
Stockholder Communications With Board	15
Director Compensation	16

PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	18

Fees To PricewaterhousecCoopers LLP For 2013 And 2012	19
Audit Committee’s Policy Of Pre-Approval Of Audit And Permissible Non-Audit Services	19

REPORT OF THE AUDIT COMMITTEE OF THE BOARD	20

PROPOSAL THREE ADVISORY VOTE ON EXECUTIVE COMPENSATION	21

EXECUTIVE COMPENSATION	24

Compensation Discussion And Analysis	24
Summary Compensation Table For Fiscal Year Ended 2013	39
Grants Of Plan-Based Awards For Fiscal Year Ended 2013	41
Outstanding Equity Awards At Fiscal 2013 Year End	43
Option Exercises And Stock Vested During Fiscal Year Ended 2013	45
Potential Payment Upon Termination Or Change Of Control	46

PRINCIPAL STOCKHOLDERS	52

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54

OTHER MATTERS	55

APPENDIX A	A-1

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ALIGN TECHNOLOGY, INC.
2560 Orchard Parkway
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific Daylight Time, on Thursday, May 15, 2014
Place	Corporate Headquarters, 2560 Orchard Parkway, San Jose, California
Items of Business
1. To elect the eight (8) directors named in this proxy statement

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2014

3. To conduct an advisory (non-binding) vote on executive compensation

4. To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	Only stockholders who owned shares of our common stock at the close of business on March 20, 2014 are entitled to vote.
Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled General Information - How do I vote?  in the proxy statement.

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 4, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2014. The proxy statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://ww.viewproxy.com/aligntech/2014.

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ALIGN TECHNOLOGY, INC.
2560 Orchard Parkway
San Jose, California 95131
 _______________________________
PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:
Our Board of Directors (the “Board”) is providing these materials to you in connection with the solicitation of proxies for use at Align’s 2014 Annual Meeting of stockholders, which will take place on Thursday, May 15, 2014 at 10:00 a.m. local time, at our corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:
The proxy materials include our proxy statement for the Annual Meeting and our 2013 Annual Report on Form 10-K. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below. The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:
This year, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of the Internet availability of the proxy materials. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

Q: Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

A: We providing some of our stockholders with paper copies of the proxy materials instead of a notice of the Internet availability of the proxy material.

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q:	What proposals will be voted on at the Annual Meeting and how does the Board recommend that I vote?

A:	The proposals that will be presented at the Annual Meeting and our Board’s voting recommendations are set forth in the table below:

Proposal	Board’s Voting Recommendation

Proposal 1—The election of eight (8) director nominees	For Each Director Nominee

Proposal 2—To Ratify the Appointment of PwC as the Company’s Independent Registered Public Accounting Firm for Fiscal 2014	For

Proposal 3—An advisory vote to approve the compensation of our named executive officers	For

We will also consider any other business that properly comes before the Annual Meeting. As of April 4, 2014, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:	Who can vote at the Annual Meeting?

A:
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 20, 2014, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 81,632,282 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:
Most of our shareholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If on March 20, 2014, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.
Beneficial Owner: If on March 20, 2014, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the shareholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the shareholder of record, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:
Voting by Mail. Stockholders who received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Voting via the Internet. Stockholders who received a notice of the Internet availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the Notice. Stockholders who received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. Your vote must be received by 8:59 p.m. Pacific Time, on May 14, 2014.
Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards or on the notice of Internet availability, as applicable, until 8:59 p.m. Pacific Time, on May 14, 2014.
Voting in Person at the Annual Meeting. Shares held in your names as the shareholder of record may be voted in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What if I don’t give specific voting instructions?

A:
In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.
If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.
If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants) but may not vote on non-routine proposals (election of directors and advisory vote on executive compensation). We encourage you to provide instructions to your broker regarding the voting of your shares.
If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may either:

•	Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting;

•	Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting;

•	provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
2560 Orchard Parkway
San Jose, California
95131
prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What vote is required to approve each item?

A:	The vote required and the way the vote is calculated for the proposals is as follows:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Proposal 1—To Elect Eight (8) Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	NO

Proposal 2—To Ratify the Appointment of PwC as the Company’s Independent Registered Public Accounting Firm for Fiscal 2014	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3—To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Q:	What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 81,632,282 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 40,816,142 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:	Who will count the vote?

A:	We expect a representative from the company will tabulate the proxies and act as inspector of the election.

Q:	What is the company’s website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc, 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 21, 2014.

Q:	Is there any information that I should know regarding future annual meetings?

A:
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2015, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 19, 2014. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2015 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 15, 2015 nor earlier than January 16, 2015.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
Our Board is elected each year at the annual meeting of stockholders.  As of the date of this proxy statement, Align's Bylaws fix the current number of directors at 9. David E. Collins is not standing for reelection at the 2014 meeting and is not a nominee for election at the meeting. On the recommendation of the Nominating and Governance Committee, the Board has nominated the 8 persons named below for election as directors this year, each to serve for a one-year term or until the director's successor is elected and qualified. The Board has also reduced the number of directors to 8 effective immediately prior to the commencement of the Annual Meeting.
In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.
Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.
You may either vote “For” or “Against” any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.
OUR BOARD RECOMMENDS THAT YOU
VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

Joseph Lacob Age: 58 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology
Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. In 2011, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the Managing Partner and CEO of the Warriors. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He was previously on the board of directors of Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity and eHealth Inc., an online source of health insurance for individuals, families and small businesses. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University

Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB's medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 65 Director since 2004 Board committees: Nominating and Governance
Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as President and Chief Executive Officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. He previously served on the board of directors of Davita Inc., and Hangar Orthopedic Inc. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a member of the board of directors of various public companies provides Mr. Larkin a deep understanding of the role of the board of directors and positions him well to serve as our Chairman.

George J. Morrow Age: 62 Director since 2006 Board committees: Compensation (Chair)
Mr. Morrow has served as a director of Align since February 2006. From February 2011 until January 2013, Mr. Morrow served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the Executive Vice President, Global Commercial Operations at Amgen Inc., where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. He is a member of the board of directors of Vical Incorporated, a company that researches and develops biopharmaceutical products, Safeway Inc., a food and drug retailer and was a member of the board of directors of Human Genome Sciences, Inc., a biopharmaceutical discovery and development company, from March 2011 until its acquisition in August 2012 by GlaxoSmithKline plc.  Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

As a former executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow's leadership skills and experience make him knowledgeable of the complex issues facing global companies today and give him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman.

Dr. David C. Nagel Age: 68 Director since 2009 Board committees: Compensation and Technology (Chair)
Dr. David C. Nagel has served as a director of Align since July 2009. Dr. Nagel was President and CEO of PalmSource from 2001 to 2005, now known as ACCESS Systems Americas, Inc., a subsidiary of ACCESS which develops the Palm OS PDA operating system. Dr. Nagel also served as a member of the Palm board of directors. Prior to joining Palm, Dr. Nagel was the Chief Technology Officer at AT&T and President of AT&T Labs from 1996 to 2001. Earlier in his career, Dr. Nagel was Senior Vice President at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA's Ames Research Center. Dr. Nagel serves on the board of directors of Vonage Holdings Corp., a leading provider of high-quality voice and messaging services over broadband networks. Previously, Mr. Nagel served on the board of directors of Unwired Planet, Inc. (formerly Openwave Systems Inc.), an independent provider of software solutions for the communications and media industries, Tessera Technologies, Inc., an independent licensor of intellectual property and a designer and manufacturer of digital optics and imaging technology to the mobility industry, and Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from University of California Los Angeles.

Dr. Nagel has considerable business experience in the technology industry serving as President and Chief Executive officer of PalmSource and Chief Technology Officer at AT&T. Dr. Nagel's drive for innovation, evidenced during his tenure at PalmSource, AT&T and Apple, enhances the knowledge of our Board and provides useful insights to management in connection with our focus on technology innovation. Dr. Nagel's experience as a member of the board of directors of various public companies, including as member or chairman of their Compensation Committees, gives him insight and perspective into current best practices at the Board and Compensation Committee level and enables him to be an effective contributing member.

Thomas M. Prescott Age: 57 Director since 2002 No Board committees
Mr. Prescott has served as our President and Chief Executive Officer and a member of the Board since March 2002. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens AG from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

As CEO, Mr. Prescott is the only officer to sit on our Board. With over 10 years of experience at our company, he has deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the board of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board.

Andrea L. Saia Age: 56 Director since 2013 Board committees: Audit
Ms. Saia has served as a director of Align since July 2013. Ms. Saia was previously the Global Head of Vision Care in the Alcon division of Novartis AG, from 2011 until her retirement in 2012. Prior to this role, she served as President and Chief Executive Officer of CibaVision Corporation, a subsidiary of Novartis, from 2008 to 2011. From 2005 to 2007, she served as President of Europe, Middle East, and Africa operations, the company’s largest regional business unit. She initially joined CibaVision in 2002 as Global Head of Marketing and was promoted to President of the Global Lens Business the following year. Prior to Novartis, Ms. Saia was the Chief Marketing Officer for GCG Partners Inc. Ms. Saia also held senior management and marketing positions with global consumer products companies such as Procter & Gamble Co., Unilever, and Revlon, Inc..  Ms. Saia earned an M.B.A. from J.L. Kellogg Graduate School of Business and a B.S. in Business Administration from Miami University. Ms. Saia also serves on the board of directors of Coca-Cola Enterprises, Inc., the marketer, producer and distributor of Coca-Cola products.
                                                                                                                                            Ms. Saia brings to the Board extensive global business experience, a broad understanding of the healthcare, medical device and consumer products industries, strong management skills and operational expertise through her positions at Novartis. In those positions, she dealt with a wide range of issues as they rebuilt and strengthened the innovation and operating functions, and delivered industry leading sales and profit growth. The Board believes that her extensive knowledge of healthcare, medical device and consumer products industries provides her with insights that are particularly helpful and valuable to our board. In addition, Ms. Saia also serves on the board of directors of another publicly traded company, which gives her insight and perspective into current best practices at the board level and enables her to be an effective contributing member of our Board and our Audit Committee.

Greg J. Santora Age: 62 Director since 2003 Board committees: Audit (Chair) and Compensation
Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He serves on the board of directors of RetailMeNot, Inc., a digital coupon site, since May 2013. In addition, he served on the board of directors of Taleo Corporation, a provider of on-demand talent management solutions until its acquisition by Oracle Corporation in April 2012. He previously served on the board of directors of Digital Insight Corporation. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as Chief Financial Officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora service on the board of directors and audit committee of another publicly traded company, gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Warren S. Thaler Age: 50 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology
Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace. In 2013, we evolved the composition of the Board using our selection criteria that included high professional and personal ethics and values consistent with ours, broad policy-making experience and a commitment to enhancing stockholder value to identify director candidates. In July 2013, Ms. Saia was appointed to the Board, adding fresh talent and perspective as well as significant experience in the healthcare, medical device and consumer products industries. Ms. Saia brings a depth of understanding of the strategic, operational and financial issues facing large global companies to the Board.
In addition to adding new Board talent, Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:
Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this annual meeting.
Majority Voting for Election of Directors.The Board of Directors has adopted majority voting for uncontested elections of directors.
Corporate Governance Guidelines—Our Board has set out its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.
Board Committee Charters—During the year, our Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at http://investor.aligntech.com.
Code of Ethics—Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Business Conduct and Ethics from Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the Securities and Exchange Commission or the NASDAQ Stock Market LLC.
Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines.

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Director Stock Ownership Guidelines. The guidelines provide that each director should own shares of Align’s common stock equal in market value to five times the cash portion of the Board’s annual retainer. The guideline for the Chairman of the Board is equal to the amount calculated for each of the other non-executive members of the Board. By way of example, assuming the cash portion of the Board’s annual retainer is $40,000, the target ownership level for a director, including the Chairman, would be $200,000. Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. Currently, all directors are in compliance with this policy.

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Executive Officer Stock Ownership Guidelines. The target ownership guideline set for each executive is based on that person’s relative level of seniority and responsibility. For our CEO, the ratio is 5.0 times his annual base salary. For each executive officer other than our CEO, the ratio is 1.0 times his or her annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company’s stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, each executive officer is in compliance with the stock ownership guidelines.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.
The term “ownership” does not include unvested options to purchase common stock or shares underlying unvested market stock units.
Director Independence
In accordance with the NASDAQ listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board affirmatively determined that David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Dr. David C. Nagel, Andrea L. Saia, Greg J. Santora and Warren S. Thaler are “independent directors.” Since Mr. Prescott is employed by Align, he does not qualify as independent.
Board Role and Structure

Board Member	Board	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Thomas M. Prescott	✓
David E. Collins (1)	✓	✓	✓
Joseph Lacob	✓			Chair	✓
C. Raymond Larkin Jr.	Chair			✓
George J. Morrow	✓		Chair
Dr. David C. Nagel	✓		✓		Chair
Andrea L. Saia (2)	✓	✓
Greg J. Santora (3)	✓	Chair	✓
Warren S. Thaler	✓	✓		✓	✓
Number of Meetings held in 2013	8	14	12	2	1
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(1) Mr. Collins is not standing for reelection at the 2014 Annual Meeting.
(2) Ms. Saia was elected to the Board and appointed to the Audit Committee of the Board effective July 25, 2013.
(3) Mr. Santora was appointed to the Compensation Committee in October 2013.
Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.
Board Leadership Structure; Executive Sessions. We currently separate the roles of Chief Executive Officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of the Company. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The independent directors met in such sessions four times in 2013.

Meetings of the Board. For the period of his Board service in 2013, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he or she serves.
Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.
The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.
A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”
Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual stockholder meeting. Last year, one director attended our annual meeting of stockholders.
The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.
The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. To arrive at this conclusion, the Committee assessed our executive and broad-based compensation programs and determined that the following design features of our compensation programs did not create undesired or unintentional risk of a material nature and guarded against excessive risk-taking:

•
our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, (B) encourage success without encouraging excessive risk taking to achieve short-term results, and therefore do not encourage unnecessary or excessive risk-taking;

•
the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•
the performance goals under our annual cash incentive plan include the achievement of non-financial, key strategic objectives that put an emphasis on the achievement of results intended to build value over the longer-term;

•
under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	each performance goal under our annual cash incentive plan has a maximum cap on achievement;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incent performance over a variety of time periods with respect to several balanced goals:

•	restricted stock units, or RSUs, retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money;” and

•	performance-based market stock units, or MSUs, measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership guidelines.
Committees
Audit Committee
The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; to oversee and review our risk management policies; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards and the rules and regulations of the SEC. Our Board has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for 2013 is included in this proxy statement.
Compensation Committee
The primary goal of the Compensation Committee is to ensure that the Company’s compensation programs successfully align the interest of employees, including executive officers, with those of the Company’s stockholders. In carrying out this objective, the Compensation Committee is responsible for reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards. The report of the Compensation Committee for 2013 is included in this proxy statement.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee of the Board was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align’s Board or Compensation Committee.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2013, the Committee engaged Compensia, Inc. ("Compensia"), a national compensation consulting firm. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Align to engage Compensia to perform any services for Align beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee has assessed the independence of Compensia determined that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board as well as evaluate the composition, organization and governance of the Board and its committees and develop and recommend corporate governance principles and policies applicable to Align.
Technology Committee
The Technology Committee is expected to review Align’s technology and development activities and oversee and advise the Board on matters of innovation and technology.
Stockholder Communications with Board
Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine whether any response is necessary or warranted.

Director Compensation
Cash Compensation. Our standard cash compensation plan for non-employee directors is as follows:

Description	Current Fee
Annual retainer for Chairman of the Board (1)	$210,000
Monthly retainer for membership on the Board (excluding the Chairman of the Board)	$3,000
Additional monthly retainer for Chair of Audit and Compensation Committees	$1,500
Additional monthly retainer for Chair of Technology Committee	$833
Additional monthly retainer for Chair of Nominating and Governance Committee	$500
Each face to face meeting of the Board	$1,500
Each telephonic meeting of the Board	$750
Each face to face Committee meeting	$1,000
Each telephonic Committee meeting	$500
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(1)	The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.
Equity Compensation.The current practice is to grant to our Chairman and each non-employee director, on the date of each annual meeting of stockholders during his or her continued service on the Board, RSUs with a market value of approximately $350,000 and $250,000, respectively. On May 16, 2013, Align granted each non-employee director (other than Ms. Saia) 7,700 RSUs. Mr. Larkin was awarded an additional 3,800 RSUs for his service as Chairman of the Board. These RSUs vest 100% upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of the director, each of these equity awards will vest 100% on May 15, 2014. In addition, Ms. Saia was granted 10,700 RSUs at the time of her initial election to the Board. These RSUs will vest in three successive equal annual installments over her first three years of service on the Board of Directors.
Total Compensation. The table below summarizes the compensation paid by Align to non-employee directors for the year ended December 31, 2013. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such, receives no compensation for his service on the Board. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 39.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
David E. Collins	$65,750	$283,745	$349,495
Joseph Lacob	53,000	283,745	336,745
C. Raymond Larkin Jr. (2)	210,000	423,775	633,775
George Morrow	74,000	283,745	357,745
Dr. David Nagel	66,746	283,745	350,491
Andrea L. Saia (3)	22,250	466,627	488,877
Greg Santora	77,000	283,745	360,745
Warren Thaler	60,750	283,745	344,495
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(1)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance or market conditions.

(2)	Mr. Larkin is the Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.

(3)	Ms. Saia was elected to the Board effective July 25, 2013. Accordingly, the dollar amounts shown reflect pro-rated fees earned for service during 2013.

The aggregate number of stock awards outstanding at December 31, 2013 for each non-employee director is as follows:

Name	Stock Awards
Mr. Collins (1)	7,700
Mr. Lacob	7,700
Mr. Larkin	11,500
Mr. Morrow	7,700
Dr. Nagel	7,700
Ms. Saia	10,700
Mr. Santora	7,700
Mr. Thaler	7,700
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(1) Mr. Collins is not standing for reelection at the 2014 Annual Meeting.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2014. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.
Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.
Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal 2. An “Abstention” vote will have the same effect as an “Against” in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2014

Fees to PricewaterhouseCoopers LLP for 2013 and 2012
The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2013 and 2012 and fees billed for audit-related services and tax services rendered by PwC for fiscal 2013 and 2012:

	2013	2012
Audit fees (1)	$1,995,206	$1,909,999
Audit-related fees (2)	359,000	61,648
Tax fees (3)	945,201	764,965
All other fees (4)	9,073	—
Total fees:	$3,308,480	$2,736,612
_________________________________

(1)
Audit fees—These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)
Audit-related fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees”, including fees for due diligence services.

(3)	Tax fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

(4)	All other fees—These consist of all other fees billed to us for professional services performed by PwC and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2013 and 2012 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2013, which include the consolidated balance sheets of Align as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2013, and the notes thereto.
In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.
The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.
In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.
The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Respectfully submitted by:

AUDIT COMMITTEE
Greg J. Santora, Chair
David E. Collins
Andrea L. Saia
Warren S. Thaler

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board believes that an annual advisory vote on a resolution to approve executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting you approve, on an advisory basis, the compensation of our named executive officers disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement.
As we discuss below under the caption “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executives to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals, certain annual and longer-term key strategic objectives, and the realization of increased stockholder value. We believe the compensation program for our executive officers has been highly effective in achieving these objectives, both historically and in 2013 in particular. Align's total stockholder return has significantly outperformed the total stockholder return of the NASDAQ Composite Index over each of the last one year and three-year periods, with a return of 106% over the last year and 221% over the last three years and an annualized total stockholder return over this same three-year period of 47%. In 2013, we launched strategically important new products and product developments, including SmartTrack, announced the launch of Invisalign G5 in 2014, and acquired our distributor for Invisalign products in the Asia-Pacific region. Align, on a year-over-year basis, grew revenues 17.9%, diluted non-GAAP earnings per share 36% and delivered non-GAAP operating margins of 24.4%, despite continuing to invest in our future and returning $95 million to shareholders during the year through stock repurchases. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement and the compensation tables that follow, for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2013.
The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal 2013:

•	Approximately 85%—90% of total compensation is variable and tied to achievement of internal performance targets or Align's stock price performance;

•
Since Align’s achievement of internal performance targets was at or slightly above target in 2013 compared to at or slightly below target in 2012, each named executive officer received more cash incentive award compensation compared to fiscal 2012;

•	None of executive officers received an increase in base salary in 2013;

•
Align granted long-term equity awards that link the interests of our executives with those of our stockholders. Specifically, those awards include performance-based market stock units, which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a 3-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•
Align’s compensation programs are reviewed regularly by the Compensation Committee, which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•
Align continued to demonstrate its prudent use of equity balancing stockholder concerns with the motivation of our executive officers to achieve the Company’s business goals and create long-term stockholder value. In 2013, Align’s overall equity award adjusted burn rate (which counts each RSU and earned MSU award as 2.0 shares) was 3.31%.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 24 to 37 of this proxy statement, is hereby approved.”
This is an advisory vote, which means that this proposal is not binding on us; however, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers. You may vote for, against or abstain from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and the 2005 Incentive Plan, each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs and MSUs (1)	Weighted average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by security holders	3,672,100	$15.65	9,119,512
Equity compensation plans not approved by security holders	—	—	—
Total	3,672,100	$15.65	9,119,512
_________________________________

(1)
This number reflects the number of securities to be issued upon exercise of outstanding options and restricted stock units under the 1997 Equity Incentive Plan, the 2001 Stock Incentive Plan, and the 2005 Incentive Plan.  2,351,493 restricted stock units, including 307,250 market-performance based restricted stock units at target, are included in this number which have an exercise price of zero.

(2)
We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan

(3)
Our 2005 Incentive Plan, as amended, provides for the granting of incentive stock options, non-statutory stock options, restricted stock units, market stock units, stock appreciation rights, performance units and performance shares to employees, non-employee directors, and consultants.  Shares granted on or after May 16, 2013 as an award of restricted stock, restricted stock unit, market stock units, performance share or performance unit ("full value awards") are counted against the authorized share reserve as one and nine-tenths (1 9/10) shares for every one (1) share subject to the award, and any shares canceled that were counted as one and nine-tenths against the plan reserve will be returned at the same ratio.  Full value awards granted prior to May 16, 2013 were counted against the authorized share reserve as one and one half (1 1/2) share for every one (1) share subject to the award, and any shares canceled that were counted as one and one half against the plan reserve will be returned at this same ratio. On May 16, 2013, the Stockholders approved an increase of 7,000,000 shares to the 2005 Incentive Plan (as amended) for a total reserve of 23,283,379 shares for issuance, plus up to an aggregate of 5,000,000 shares that would have been returned to our 2001 Stock Incentive Plan as a result of termination of options on or after March 28, 2005. As of December 31, 2013, we have a total of 23,283,379 shares authorized and reserved, of which 9,119,512 shares are available for issuance. This includes 2,384,516 shares that have been transferred from the 2001 Stock Incentive Plan. We issue new shares from our pool of authorized but unissued shares to satisfy the exercise and vesting obligations of our stock-based compensation plans.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (NEOs). Our NEOs for fiscal 2013 are:
•Thomas M. Prescott, our President and Chief Executive Officer
•David L. White, our Chief Financial Officer
•John P. Graham, our Vice President, Marketing and Chief Marketing Officer
•Emory M. Wright, our Vice President, Operations
•Timothy A. Mack, our Vice President, Business Development
Pursuant to the SEC’s executive compensation disclosure rules, we have also included discussion and disclosure of compensation for Kenneth B. Arola, our former Vice President, Finance whose tenure as CFO ended on March 4, 2013 and Roger E. George, who served as Interim CFO from March 4, 2013 until August 2, 2013. Mr. George remains with the Company as our Vice President, Corporate and Legal Affairs.
Executive Summary
2013 Business Highlights
In 2013, we delivered:

◦	Net revenue growth of 17.9%, with record net revenues of $660.2 million;

◦	Non-GAAP operating income growth of 37%; and

◦	Non-GAAP EPS growth of 36%.

•	Our stock price increased approximately 106% during the fiscal year, reaching all-time highs during the fourth quarter of 2013.

•	We repurchased a total of 2.7 million shares under a share repurchase program, returning approximately $95 million of cash to stockholders.
Appendix A to this proxy statement includes a reconciliation of non-GAAP operating income and non-GAAP EPS to the most comparable GAAP measures.
In addition, our executive officers continued to demonstrate excellent execution of Align's key strategic growth drivers: Product & Technology Innovation, Clinical Success & Progress, Brand and International Growth & Expansion. The following highlights some of our accomplishments in 2013 related to these initiatives.

•	we announced the new iTero imaging system available as a single hardware platform with software options for restorative or orthodontic procedures.

•	we announced the commercial availability of SmartTrack™, the next generation of Invisalign clear aligner material.

•
we acquired our distributor for our Invisalign products in the Asia Pacific region, marking the transitioning of Australia, Hong Kong, Macau, Malaysia, New Zealand, and Singapore, to a direct sales region.

•	we announced commercial availability of Invisalign G5 innovations, specifically designed for the treatment of deep bite malocclusions.

•	we grew our Invisalign teenage segment 21% year over year demonstrating our continued progress and share gain among teens, defined as 11 to 19 years old worldwide.

•	we grew international Invisalign case shipments 25% year over year driven by increased adoption in Europe and Asia Pacific.
We believe the compensation program for our executive officers was instrumental in helping Align achieve continued strong execution of our strategic initiatives as well as solid financial performance.
Alignment of Executive Compensation with Performance-Highlights

•
Under our CEO’s leadership, we have created long-term, sustained value for our stockholders. During 2013, our share price increased from $27.75 to $57.14 per share, reflecting strong price appreciation of 106%. For the 3-

year period ending December 31, 2013, our share price increased from $17.82 to $57.14 per share, reflecting strong price appreciation of approximately 221% and an annualized total stockholder return of 47%.

•
Stockholders indicated strong support for our executive compensation program in 2013. In 2013, we held our third annual advisory vote on our executive compensation as described in last year's proxy statement. Last year's proxy statement detailed our fiscal 2012 executive compensation. Approximately 94% of the total votes cast at our 2013 annual meeting voted in favor of our say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee generally believes that the say-on-pay vote affirmed stockholder support of our approach to executive compensation and they did not believe it was necessary to make any significant changes to our executive compensation program.

•
Enhanced Executive Team. In 2013, we hired our new Chief Financial Officer, David L. White, and several key executives including John P. Graham, our Vice President, Marketing and Chief Marketing Officer and Zelko Relic, our Vice President, Research & Development. In addition to a base salary and performance-based cash incentive compensation, we granted each of them new hire equity grants consisting of Restricted Stock Units (“RSUs”). We believe that the new hire compensation arrangements provide strong pay for performance and alignment with our stockholders.

•
Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers’ total compensation is at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the charts below, in fiscal 2013, approximately 90% of our CEO’s total-compensation and approximately 85% of our other named executive officers (except for Messrs. White, Graham and Arola) total compensation was subject to annual performance goals or tied to the value of our common stock.

•
Annual cash incentive awards subject to annual performance goals. The Committee seeks to motivate management to continuously improve the financial performance of the Company and to achieve our key strategic priorities through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. Consistent with our strong 2013 financial and strategic performance, as well as outstanding individual performance, our NEOs received a range of annual incentive payments from 133% and 185% of their target award opportunity.

•
Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. In particular, payouts of our performance-based market stock unit (MSU) awards to our executive officers vary based on the relative performance of our stock compared to the NASDAQ Composite Index. MSUs granted in 2013 are earned based on Align’s relative stockholder return over a three-year performance period, with 100% of the earned shares vesting at the end of three years. For MSUs granted in 2011, the initial grant vested over a 3-year performance period with 50% vesting after the end of the second year anniversary of the date of grant and the remaining 50% vesting on the third anniversary of the date of grant. On the second-year anniversary of the 2011 MSUs performance period, Align stock outperformed the NASDAQ Composite Index by 28% during the applicable two-year performance period. As a result, the named executive officers who were granted 2011 MSU awards earned 150% of their 2011 target grants and fifty percent of the shares earned vested and were payable to the officers in February 2013. The remaining 50% of the 2011 MSU awards, were vested and earned in February 2014 and also achieved the maximum of 150% due to Align’s continued outstanding stock price performance compared to the NASDAQ Composite Index as Align outperformed the Index by 135% during the applicable three-year performance period. Our Compensation Committee specifically designed our MSU award program to closely tie actual long-term performance with long-term pay, and total stockholder return has been, and is expected to continue to be, the key measurement of our performance under this program.

•
Relationship between Company Performance, Stock Price and CEO Compensation. The following illustrates the directional relationship between Align’s performance, based on two of our key financial metrics and our stock price, and the compensation of our CEO from 2011 to 2013. These two key financial metrics are used in our cash incentive compensation plan and reflect our continued focus on growth and profitability over the long term. The charts below demonstrate a robust relationship between CEO compensation and Company performance.

Mr. Prescott’s total compensation as reported in the 2013 Summary Compensation Table on page 39.
_________________________________
(1) Non-GAAP Revenue was adjusted in 2012 to exclude the release of $4.9 million of previously deferred revenue for Invisalign case refinement.
(2) Adjusted Non-GAAP Operating Income was adjusted as approved by the Compensation Committee in each of 2011, 2012 and 2013 to exclude certain items that are not indicative of our core operating performance. See Appendix A of this proxy statement for a reconciliation of adjusted Non-GAAP profit from operations and Non-GAAP net profit to the most comparable GAAP measurements.

Other Important Matters
We continue to use compensation governance best practices:

•	The Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•	We elected to hold an annual advisory say-on-pay vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

•
In March 2013, the Compensation Committee determined to increase Mr. Prescott's stock ownership ratio from 3.0 times his annual salary to 5.0 times his annual salary. Our CEO currently holds 216,526 shares of our common stock outright with a value as of fiscal year end of more than 18 times his 2013 base salary. The Compensation Committee also increased the target ownership guidelines for each executive officer other than the CEO to 1.0 times such officer's annual base salary.

•
Align’s executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risk Assessment located on page 14 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

•	Our insider trading policy prohibits our executive officers from “hedging” ownership in Align by engaging in any short sales or trading in any options contracts involving our securities.

•
We are committed to carefully managing the dilutive impact of equity compensation awards. Align’s overall equity-award-based gross burn rate for fiscal 2013 was 1.65%, and Align's adjusted gross burn rate was 3.31%. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and MSUs) of 2:1.

Executive Compensation Philosophy and Core Objectives
The objective of our executive compensation program is to encourage management to achieve our financial and strategic objectives and create value for our stockholders. With this objective in mind, we have designed our compensation program to:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•
Reward performance. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to foster a meritocracy.

•
Link the interests of our executives with those of our stockholders. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in the determination of the compensation for our NEOs.

Responsible Party	Roles and Responsibilities
Compensation Committee
•      Sets Align’s overall compensation philosophy, which is reviewed and approved by the Board of Directors.
•      Reviews and approves our compensation programs; designs and monitors the execution of these programs.

•      Reviews and approves all equity compensation awards for our employees, including our executive officers.
•      Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).
•      Reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO.

Consultant to the Compensation Committee
(Compensia, Inc.-an independent executive compensation consulting firm retained directly by the
Compensation Committee to assist it in performing its responsibilities)

Compensia attends meetings of the Committee from time to time and communicates outside of meetings with members of the Committee and management with respect to the design and assessment of compensation packages for our executive officers. Specifically, in 2013, Compensia provided the following services on behalf of the Committee:
• Analyzed whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.
• Assisted in defining the appropriate peer group of comparable companies.
• Assisted in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.
• Reviewed the effectiveness of our compensation programs.
• Provided advice on stock ownership guidelines for executive officers and directors.
• Compiled and provided market data to assist in setting our compensation philosophy, plan parameters and measures.
• Conducted a comprehensive review of compensation paid to the Board and provided recommendations to the Committee and the Board regarding director pay structure.
• Provided updates on NASDAQ listing standards, Say-on-Pay results, and Dodd-Frank regulatory developments.
The Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for the Company.

Executive Officers (Assisted by other Company staff members)
Management's role is to advise the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation.  Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions. Ultimately all decisions regarding executive compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.
After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation.
The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.
Peer Group
The Committee reviews the Company’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both the Company’s business and the businesses of the companies in the peer group. For fiscal 2013, with the assistance and advice of Compensia, the Committee selected the peer group of companies based on the following selection criteria:

•
Industry-medical device companies and software as a service companies (SaaS). We believe that the SaaS industry is a relevant industry for market comparison purposes due to the integral role that software systems and software development has in our products and services;

•	Market Capitalization-companies with a market capitalization of between approximately $690 million and $6.3 billion, based upon the companies’ trading ranges at the time of selection; and

•	Revenue-companies with revenue of between approximately $170 million to $1.5 billion, based upon the last four quarters of revenue at the time of selection.
At the time of selection in the third quarter of 2012, Align's rolling four quarters of revenue was approximately $510 million and its market capitalization was approximately $2.1 billion.

Software-as-a Service	Medical Device
ANSYS*	Cooper Companies*
Ariba	Genomic Health*
athenahealth	Gen-Probe Incorporated
Concur Technologies	Insulet*
Informatica	Masimo
j2 Global*	NuVasive
MicroStrategy	Resmed
NetSuite	Sirona Dental Systems
Quality Systems*	Thoratec
Rackspace Hosting	Volcano
TIBCO Software*
_________________________________
*Indicates new additions to the peer group.
Blackboard, SuccessFactors, Taleo Corp., Immucor, SonoSite and Zoll Medical were removed from our peer group used last year because they were acquired. We also removed Blackbaud, JDA Software Group, Qlik, Ultimate Software Group, Websense, Accuray, Conceptus, Conmed Corp., Haemonetics, Integra Lifesciences, Merit Medical Systems and Natus Medical since they no longer met the selection criteria.

Survey Data
When peer data is not available, the Compensation Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.
Role of Competitive Data and Compensation Committee’s Discretion. The Compensation Committee uses the following percentiles as the starting point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officer group as a whole, while individual executives may fall above or below this range:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile
While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point and then incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges.
Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.
Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.
The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers, and to provide perspective on the executive’s wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2013. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.
The Principal Components of Compensation of our Executive Officers
The principal components of each executive officer’s total compensation package at Align are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity-based incentive grants; and

•	severance and change of control arrangements.
Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In January 2013, the Compensation Committee reviewed the base salaries of our then current NEOs, comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Compensation Committee accepted management’s recommendation that the executive officers would not receive base salary increases in 2013. With respect to Messrs. White and Graham who were both hired in July 2013, base salary was based on the amount our Compensation Committee determined to be appropriate to induce each of Mr. White and Graham to join the Company. Our Compensation Committee determined Messrs. White’s and Graham’s salary after considering their past experience, skills and compensation from prior employers.

Name	Percentage Increase over 2012	2013 Base Salary
Thomas M. Prescott	0%	$615,000
David L. White (1)	N/A	$400,000
John P. Graham (2)	N/A	$350,000
Emory M. Wright	0%	$330,288
Timothy A. Mack	0%	$317,730
Roger E. George	0%	$335,183
Kenneth B. Arola (3)	0%	$340,269

_________________________________

(1)
Mr. White assumed the role of Chief Financial Officer on August 3, 2013. Although Mr. White’s annual base salary was set at $400,000, he earned $153,846 during the 5-month period he was employed by Align in 2013.

(2)	Mr. Graham joined Align in July 2013. Although Mr. Graham’s annual base salary was set at $350,000, he earned $141,346 during the 5-month period he was employed by Align in 2013.

(3)	Mr. Arola’s tenure as CFO ended on March 4, 2013. He remained an employee until June 2013. He received $183,222 in base salary for the 5-month period he was employed in 2013.
Annual Cash Incentive Compensation
Annual Cash Incentive Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals and to a lesser extent the achievement of key strategic measures, which are expected to increase stockholder value. All of our NEOs (other than Mr. Arola) participated in the executive bonus plan. Bonus determinations for fiscal 2013 performance were calculated using the following formula:

The Individual and Company Multipliers are each derived based on performance and are equally weighted.
Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can be lower or higher than target. The target award opportunity for each NEO is set forth below:

Name	Target Award Opportunity (% of Base Salary)
Thomas M. Prescott	100%
David L. White	60%
John P. Graham	60%
Emory M. Wright	60%
Timothy A. Mack (1)	60%
Roger E. George	60%
Kenneth B. Arola	60%
_________________________________
(1) Mr. Mack target award opportunity as a percentage of base salary decreased from 70% to 60% in July 2013 as a result of Mr. Graham taking over the Mr. Mack's responsibilities as head of marketing.
The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO receiving the highest target due to his greater responsibilities.
Individual Multiplier. The Individual Multiplier reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. Individual performance is measured using the same performance factors used for determining merit-based increases in base salary. These individual performance measures are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is largely subjective. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.
Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial and key company strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the Board of Directors. At the beginning of 2013, the Committee reviewed the structure of the executive bonus plan and determined that it was appropriate to continue to focus on (1) growth, (2) profitability, and (3) the achievement of critical strategic priorities.
The following table shows the performance metrics used in 2013 and our level of performance with respect to these metrics.

Measure/Weight/Calculated	Why do we use this measure?	Target (in millions)	Achievement (in millions)	Level of Achievement of Target	Impact on Company Multiplier
Revenue (1) (40%)	Improvement in this measure aligns with our overall growth strategy.	$651.2	$660.2	101%	43.2%
Adjusted Non-GAAP Operating income (1) (2) (30%)	Directly links incentive payments to Company profitability and we want our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$179.9	$184.2	102%	32.7%
Roadmap Elements (30%) Delivering key elements of Company roadmap projects or initiatives, including meeting delivery dates and feature set requirements. (4)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist and increased consumer demand. (3)	100%	105%	105%	31.5%
COMPANY MULTIPLIER:					107.4%

(1)	The threshold performance and the level of performance at which the funding for that particular performance measure will be capped as follows:

•
A rating of zero if achievement is below 80%. Company performance below target automatically reduces only the payout related to that goal, not the other goals, because we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 60% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•	A rating of 101% to 200% if achievement meets or exceeds the target performance level.

(2)	Adjusted Non-GAAP Operating Income was adjusted to exclude stock based compensation expense. The Compensation Committee also has the discretion to exclude the following items:

(a)	stock based compensation expense;

(b)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(c)	items identified as non-GAAP in the Company’s quarterly earnings announcements; and

(d)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.
The Compensation Committee believes that the items listed in (a) through (d) above are not indicative of our core operating performance. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP operating income to the most comparable GAAP measures.

(3) Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.
(4) For each strategic performance measure, a rating ranging from 0% to 150% based on relative achievement of the particular measure.
The Committee believes that the performance objectives established for the financial and key strategic objectives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is in line with our pay-for-performance philosophy. Consistent with this philosophy, the chart below demonstrates that the payout percentages under our cash incentive plan have been higher than target in years when our stock has outperformed the NASDAQ Composite index and below target in years when our stock has underperformed the index.

*	The above chart assumes $100 invested on 12/31/08 in Align stock and the NASDAQ Composite Index, including reinvestment of dividends.
Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. In addition, the Board of Directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2013, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our NEOs.
Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2013 performance. These awards are also set forth in the Summary Compensation Table on page 39 under the heading “Non-Equity Incentive Plan Compensation.” Consistent with our philosophy of linking pay to performance, each executive officer's total cash compensation increased in 2013, reflecting the Company Multiplier having increased from 100.4% in 2012 to 107.4% in 2013. In addition, the Compensation Committee (with input from our CEO, other than with respect to himself) also performed a full evaluation of the individual performance component for each NEO and determined that each NEO (other than Mr. Arola) should receive an Individual Performance Multiplier of between 123% to 173%, based on their significant contributions to the Company in their respective divisional or functional capacities. In particular, the Compensation Committee considered, among other things, the following accomplishments and achievements of our NEOs:

•
Mr. Prescott’s leadership of the Company’s senior management team, including enhancing the executive leadership team with several key executive hires in late 2012 and 2013 all of which contributed to Align’s strong financial and operational achievement in 2013 and continued strengthening of the Company’s overall business.

•
The smooth and successful transition by Messrs. White and Graham into their new roles, as well as Mr. White’s strong leadership in managing the Company’s finance and information technology departments and engaging throughout the second half of the year with the Company’s key stakeholders.

•
Mr. Wright’s operational leadership across functional areas, his input on the longer-term strategic direction of the business, and his ability to effectively work with other members of the management team.

•	Mr. Mack’s leadership of the business development team, the completion of a distribution arrangement with Henry Schein along with his leadership of our CAD/CAM and Services business.

•Mr. George’s management of a high quality legal and patent department and regulatory function, as well as his service to the Company as interim CFO.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award (1)	Actual Incentive Award	Actual Award as % of Target
Thomas M. Prescott	100%	$615,000	$900,000	146%
David L. White (1)	60%	$120,000	$159,656	133%
John P. Graham (1)	60%	$105,000	$141,824	135%
Emory M. Wright	60%	$198,173	$350,898	177%
Timothy A. Mack (2)	60%	$209,066	$301,417	144%
Roger E. George	60%	$201,110	$372,790	185%
Kenneth B. Arola (3)	60%	$204,161	N/A	N/A
_________________________________

(1)	The amount shown for each of Messrs. White and Graham is pro rated based on the number of days employed in 2013.

(2)	Mr. Mack's target award opportunity as a percentage of base salary decreased from 70% to 60% in July 2013 as a result of Mr. Graham taking over the Mr. Mack's responsibilities as head of marketing.

(3)	Mr. Arola’s tenure as CFO ended on March 4, 2013. He remained an employee until June 2013.
Long-Term, Equity-Based Incentive Awards
To the extent it is compatible with our commitment to limit dilution, long-term, equity-based incentive awards are generally targeted at or above competitive median levels with high performing executive officers being eligible for grants that approximate the 75th percentile as measured at the time of grant.

Award Type	Rationale for 2013 portfolio

Why RSUs?
We believe RSUs provide an incentive to reward retention (even in the event of a decline in Align’s share price) and growth in value of Align’s stock. In addition, RSUs enable our executives to accumulate stock ownership in the Company.

Why MSUs?
We believe MSUs provide a vehicle that has more consistent value delivery compared to options but also has a direct link to long-term interests of stockholders by rewarding executives for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs is variable based on over-or under-performance of Align’s stock price compared to the NASDAQ Composite Index during the 3-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by 50 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite by 25 percentage points, the maximum number of shares that will vest is 150% of the award amount. For instance, if the NASDAQ Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 140% of target or (130%-110%)*2=140%.

Award Type	Vesting Detail

RSUs	Vests over 4 years with 1/4 vesting annually.

MSUs	Three year performance period beginning February 2013 and ending February 2016; 100% vests February 2016.

Awards in 2013. Consistent with our ongoing efforts to align pay for performance, we continue to emphasize equity awards granted to certain of our executive officers that are tied directly to performance measured in relation to other companies over a specified period. In 2013, a total of 50% of the equity-based awards of our then incumbent NEOs other than our CEO were designated as “performance-based.” In 2013, the Committee determined to increase the percentage of the CEO’s equity-based awards that is specifically performance-based from 50% to 60%. The Committee believes that this increase ties the CEOs compensation even more closely to the Company’s performance. In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. Based on the fair value of these awards, the 2013 annual equity grants for our NEOs generally approximate the market 75th percentile. Each of Messrs. White and Graham received new hire grants consisting solely of RSUs.
The table below sets forth the equity awarded to the NEOs for fiscal 2013:

Name	RSUs	Target MSUs (1)
Thomas M. Prescott	55,000	75,000
David L. White	73,650	—
John P. Graham	45,153	—
Emory Wright	30,000	30,000
Tim Mack	25,650	25,650
Roger E. George	25,650	25,650
Kenneth B. Arola	N/A	N/A
_________________________________

(1)
The number of MSUs set forth in this column represents the Target Shares; however, the actual number of MSUs to be received, if any, is determined based on the formula set forth in the Market Stock Unit Agreement up to a maximum of 150% of the amount of the Target Shares.

Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.
In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the Company in the event a stockholder favorable merger and acquisition transaction is presented to the Company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.
Change of Control Only. Though the cash amounts payable to our executives in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a “single trigger” for all executive officers (except our CEO) whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.
For our CEO, the Compensation Committee adopted a “single trigger” whereby 100% of his equity vests immediately upon a change of control. This structure was used to provide a more powerful retention incentive during change of control discussions. It was determined that the CEOs “single trigger” acceleration of 100% of his unvested equity is appropriate (rather than 12 months as is the case for each other NEO), since having the CEOs attention and commitment through to the closing of the change of control is of paramount importance to the ultimate success of the transaction.
Termination Within 12 Months of a Change of Control. In the event the executive is terminated without cause or for convenience within 12 months of a change in control (“double trigger”), 100% of the unvested equity awards is accelerated and a cash severance payment is made. The CEO would receive a cash severance payment (in addition to the acceleration of equity described above) in the event he is terminated without cause or for convenience within 12 months of the change of control.
Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by an NEO (except for the CEO) is immediately accelerated by one year and a cash severance payment will be made. Our CEO would only receive a cash severance payment (no equity acceleration).

The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2013 are set forth in “-Payments Upon Termination or Change of Control.”
Other Compensation Arrangements
Signing Bonus. In connection with his initial employment, we paid a signing bonus to Mr. Graham in the amount of $640,000. This amount was the result of arm’s-length negotiations and was deemed reasonable and necessary by our Board of Directors and Compensation Committee to attract Mr. Graham to join us. The signing bonus paid to Mr. Graham in fiscal 2013 is set forth in the “Fiscal 2013 Summary Compensation Table” below. Pursuant to the terms of Mr. Graham's employment agreement, if Mr. Graham voluntarily leaves the Company or is terminated without cause prior to the one year anniversary of his hire date, he will return 100% of the signing bonus. If he voluntarily leaves or is terminated without cause on or after the one year anniversary of his hire date, for each month of full time employment, the Company will forgive 1/24th of the signing bonus and the remaining unforgiven amount will be due and payable to the Company on demand.
Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan and a Company match for all employees, including our executive officers.
In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits. From time to time, the Company may agree to reimburse an employee for relocation costs if the employee’s job responsibilities require him or her to move a significant distance. In 2013, Mr. Graham was hired by the Company. While he was in the process of relocating to the San Francisco Bay Area, and pursuant to the terms of his new hire package, the Company provided relocation assistance in the form of travel for residence relocation, temporary housing, and household goods shipping/storage. In addition, Mr. Graham's agreement provided for home sale assistance and home buyout costs (based on the appraised market value of the home). In 2013, we also paid for Mr. Mack’s commuting expenses from his home state to our headquarters in California and his housing in California. These items are detailed in the Summary Compensation Table below.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.
Corporate Tax Deduction on Compensation in Excess of $1 Million a Year
The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2013, approximately $425,629 of Mr. Prescott’s compensation is not deductible under 162(m). The 2013 compensation for all of the other named executive officers is fully deductible under 162(m) as the elements of compensation that are included under 162(m) did not exceed $1 million for the “covered employees” described above.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2013. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
David E. Collins
George J. Morrow, Chair
David C. Nagel
Greg Santora

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2013
The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and Chief Financial Officer, and our three next most highly compensated executive officers, as well as one other executive officer who served as CFO for a portion of fiscal 2013 and whose employment terminated prior to December 31, 2013 and one executive officer who served as interim CFO for a portion of fiscal 2013. Information is provided for 2012 and 2011 for each named executive officer who was also a named executive officer during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas M. Prescott, President & Chief Executive Officer	2013	615,000	—	4,406,900	—	900,000	11,355	5,933,255
	2012	610,385	—	3,541,875	—	650,000	13,022	4,815,282
	2011	570,961	—	1,930,950	933,246	950,000	11,707	4,396,864

David L. White Chief Financial Officer	2013	153,846	—	3,239,864	—	159,656	4,978	3,558,344

John P. Graham,	2013	141,346	640,000	1,986,280	—	141,824	175,537	3,084,987
Vice President Marketing & Chief Marketing Officer (1)

Emory M. Wright,	2013	330,288	—	2,016,600	—	350,898	8,367	2,706,153
Vice President, Operations	2012	328,082	—	957,723	—	238,862	8,174	1,532,841
	2011	308,864	—	562,121	208,425	309,730	7,985	1,397,125

Timothy A. Mack,	2013	317,730	—	1,724,193	—	301,417	159,558	2,502,898
Vice President, Business Development	2012	316,492	—	453,360	—	246,165	357,662	1,373,679
	2011	195,811	—	724,200	1,050,750	221,435	16,527	2,208,723

Roger E. George,	2013	335,183	—	1,724,193	—	372,790	8,367	2,440,533
Vice President, Legal & Corporate Affairs (3)	2012	333,518	790	935,055	—	235,067	8,165	1,512,595
	2011	318,808	—	514,920	212,573	302,824	8,005	1,357,130

Kenneth B. Arola,	2013	183,222	—	—	—	—	3,037,893	3,221,115
Former Vice President and Chief Financial Officer (4)	2012	338,735	—	918,054	—	204,978	8,195	1,469,962
	2011	323,858	—	514,920	223,979	290,538	8,017	1,361,312
_________________________________

(1)
This amount reflects a one-time signing bonus paid to Mr. Graham in connection with the commencement of employment with the Company on July 22, 2013. Pursuant to the terms of his employment agreement, Mr. Graham has agreed that if he voluntarily leaves the Company or is terminated without cause prior to July 22, 2014, he will will return 100% of the signing bonus. If he voluntarily leaves or is terminated without cause on or after July 22, 2014, for each month of full time employment, the Company shall forgive 1/24th of the signing bonus and the remaining unforgiven amount will be due and payable to the Company on demand.

(2)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 9 to our audited financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014. This same method was used for years ended December 31, 2012 and 2011. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	Mr. George served as interim CFO from March 2013 until August 2, 2013. He remains with the Company as our Vice President, Legal & Corporate Affairs.

(4)
Mr. Arola's tenure as CFO ended on March 4, 2013. He remained an employee of the Company until June 2013. In connection with his departure, Align and Mr. Arola entered into an Agreement and General Release that provided Mr. Arola would receive certain benefits in accordance with his Employment Agreement, including (i) 12 months of his base salary, (ii) the greater of his current year’s bonus or the prior year’s actual bonus, (iii) the pro rata amount of the current year’s bonus, and (iv) acceleration of vesting of a portion of his outstanding equity awards. In addition, Ms. Arola received his accrued but unpaid vacation. Each of these amounts is included in “All Other Compensation” in the table above and described more fully below.
Total Compensation. Total compensation as reported in the Summary Compensation table increased significantly from 2012 to 2013 for listed officers (excluding Messrs. White and Graham who were not employed by the Company in 2012 and Mr. Arola who left the Company in 2013 and consequently his total compensation reflects post-termination severance and other amounts), primarily because payments under our cash incentive compensation plan increased in 2013 compared to 2012 and equity incentive awards approximated the 75th percentile, reflecting our executive officers delivering strong financial results in 2012, the Company's three-year total stockholder return (TSR) approximating the 85th percentile of our peer group of companies, as well as a very strong start to 2013. For additional information regarding the amounts included in the Summary Compensation Table, see “—Compensation Discussion and Analysis”.
Stock Awards. For 2011, 2012 and 2013, stock awards include performance-based market stock units (MSUs) which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a 3-year performance period, and time-based restricted stock units (RSUs).
Option Awards. We did not grant any options in 2012 and 2013. For 2011, we granted options with a standard four-year vesting term.
Non-Equity Incentive Plan Compensation.The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Compensation.”
All Other Compensation. The amounts shown in this column represent the aggregate dollar amount for each named executive officer for a Company 401(k) matching program, life insurance and accidental death and dismemberment premiums available to all of its employees, including its NEOs. The amounts also include relocation benefits and tax reimbursements attributable to relocation benefits, temporary housing allowances, commuting expenses and airfare for family members. For Mr. Arola, the amount also includes severance and other post-employment compensation described in the narrative below. The following table shows the specific amounts included in this column of the Summary Compensation Table for fiscal 2013:

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan	Relocation Expense Reimbursement & Temporary Housing	Airfare for Family Members	Severance and Other Post-Employment Compensation(1)
Mr. Prescott	$867	$7,500	—	$2,988	—
Mr. White	$362	$4,616	—	—	—
Mr. Graham	$362	$4,241	$170,935	—	—
Mr. Wright	$867	$7,500		—	—
Mr. Mack	$306	$7,500	$151,311	—	—
Mr. George	$867	$7,500	—	—	—
Mr. Arola	$434	$7,500	—	—	$3,037,893
_________________________________

(1)
For Mr. Arola, this amount includes (i) $686,945 cash severance, (ii) $2,303,752 related to estimated realized value for accelerated equity assuming the exercise and/or sale on December 31, 2013 at $57.14 per share, and (iii) $39,261 for accrued vacation time.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2013
The following table shows all plan-based awards granted to the named executive officers during 2013, including:

•	cash amounts that could have been received in 2013 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•
time-vested restricted stock units (RSUs) and performance-based market stock units based on relative stockholder return (MSUs) awards granted by the Compensation Committee to our NEOs in 2013 reflected on an individual grant basis.

2013 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Awards	Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Options and Awards ($)
Name				Target ($)	Target (#)	Maximum (#)
Thomas M. Prescott	CIP			$615,000
	RSU	2/20/2013	2/1/2013				55,000	$1,745,150
	MSU	2/20/2013	2/1/2013		75,000	112,500		$2,661,750
David L. White	CIP			$120,000
	RSU	8/1/2013	7/23/2013				73,650	$3,239,864
John P. Graham	CIP			$105,000
	RSU	8/1/2013	7/23/2013				45,153	$1,986,280
Emory M. Wright	CIP			$198,173
	RSU	2/20/2013	2/1/2013				30,000	$951,900
	MSU	2/20/2013	2/1/2013		30,000	45,000		$1,064,700
Timothy A. Mack	CIP			$209,066
	RSU	2/20/2013	2/1/2013				25,650	$813,875
	MSU	2/20/2013	2/1/2013		25,650	38,475		$910,319
Roger E. George	CIP			$201,110
	RSU	2/20/2013	2/1/2013				25,650	$813,875
	MSU	2/20/2013	2/1/2013		25,650	38,475		$910,319
Kenneth B. Arola	CIP			$204,978
Approval Date. For each NEO equity grant, except for Messrs. White and Graham, the Compensation Committee met on February 1, 2013 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards for each NEO, the Compensation Committee determined that the actual date of grant would be February 20, 2013. This grant date was chosen in order to allow sufficient time for the CEO to notify each named executive officer and other members of the management team of the grant. In connection with the commencement of Messrs. White's and Graham's employment with the Company, each of their respective new hire equity awards was approved on July 23, 2013 and was effective August 1, 2013.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2013 at target. For 2013, the target cash incentive award for each NEO (other than the CEO) was 60% of his base salary and was 100% of base salary for the CEO, based upon the achievement of specified performance objectives.  Mr. Mack's target award opportunity as a percentage of base salary decreased from 70% to 60% in July 2013 as a result of Mr. Graham taking over the Mr. Mack's responsibilities as head of marketing. For Messrs. White and Graham, their target bonus was prorated for the number of days employed by Align in 2013.
For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive Awards.” The actual amount paid to each NEO in 2013 is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation.”

•
Threshold. There is no threshold performance level. Rather, the Company's financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

•	Maximum. Although each financial objective is capped at 200% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.
Estimated Future Payouts under Equity Incentive Plan Awards. The amounts shown under this column represent potential share payouts with respect to MSUs. MSUs were granted to each NEO, with the exception of Messsrs. White and Graham. Each MSU vests over a three-year performance period, with 100% vesting in February 2016. The actual number of MSUs eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares. If Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite index by 50%. If Align outperforms the NASDAQ Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite index by 25%, the maximum number of shares that will vest is 150% of the award amount.
Stock Awards. Stock awards represent grants of RSUs under our 2005 Incentive Plan. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met. Each RSU granted to our NEOs vest over a four-year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.
Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs. Assumptions used in the calculations of these amounts are included in Note 9 to our audited financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares.
Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•	Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•
consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2014 grants will cover new hires starting between March 16, 2014 and April 15, 2014; and

•
annual incentive grants are made on or about the same day for all employees (including executive officers); in 2013 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2013 for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 31, 2013, which was $57.14 per share.

Name	Option Awards						Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		F o o t n o t e		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas M. Prescott	167,708	7,292	(1)		17.94	2/19/2017
	63,750	26,250	(2)		20.79	2/18/2018
							15,000	(4)	857,100
							15,000	(5)	857,100
							46,875	(6)	2,678,438
							55,000	(10)	3,142,700
										22,500		(8)	1,285,650	1,248,750
										62,500		(9)		3,571,250
										75,000		(11)		4,285,500

David L. White							73,650	(12)	4,208,361

John P. Graham							45,153	(12)	2,580,042

Emory M. Wright	40,729	1,771	(1)		17.94	2/19/2017
	14,237	5,863	(2)		20.79	2/18/2018
							3,566	(4)	203,761
							4,366	(5)	249,473
							12,675	(6)	724,250
							30,000	(10)	1,714,200
										6,550		(8)		374,267
										16,900		(9)		965,666
										30,000		(11)		1,714,200

Timothy A. Mack	7,500	30,000	(3)		24.14	4/29/2018
							15,000	(7)	857,100
							6,000	(6)	342,840
							25,650	(10)	1,465,641
										8,000		(9)		457,120
										25,650	25,650	(11)		1,465,641

Roger E. George	3,542	1,417	(1)		17.94	2/19/2017
	7,260	5,980	(2)		20.79	2/18/2018
							2,833	(4)	161,878
							4,000	(5)	228,560
							12,375	(6)	707,108
							25,650	(10)	1,465,641
										6,000		(8)		342,840
										16,500		(9)		942,810
										25,650		(11)		1,465,641

(1)	25% of the shares subject to this option vest on February 19, 2011 with 1/48th vesting monthly thereafter for full vesting on February 19, 2014.

(2)	25% of the shares subject to this option vest on February 20, 2012 with 1/48th vesting monthly thereafter for full vesting on February 20, 2015.

(3)	25% of the shares subject to this option vest on April 29, 2012 with 1/48th vesting monthly thereafter for full vesting on April 29, 2015.

(4)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on February 19, 2011, February 19, 2012, February 19, 2013, and February 19, 2014.

(5)
Restricted stock units vest at a rate of 33.33% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on February 18, 2012, February 18, 2013, and February 18, 2014.

(6)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on February 20, 2013, February 20, 2014, February 20, 2015 and February 20, 2017.

(7)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on April 29, 2012, April 29, 2013, April 29, 2014, and April 29, 2015.

(8)	Market stock units vest at a rate of 50% on February 18, 2013 and 50% on February 18, 2014 for full vesting at the end of the three-year performance cycle.

(9)	Market stock units vest at a rate of 100% on February 20, 2015 for full vesting at the end of the three-year performance cycle.

(10)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on February 20, 2014, February 20, 2015, February 20, 2016 and February 20, 2017.

(11)	Market stock units vest at a rate of 100% on February 20, 2016 for full vesting at the end of the three-year performance cycle.

(12)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on August 20, 2014, August 20, 2015, August 20, 2016, and August 20, 2017.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2013
The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each named executive officer during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Thomas M. Prescott	656,500	$18,231,029	89,375	$2,897,669
David L. White	—	$—	—	$—
John P. Graham	—	$—	—	$—
Emory M. Wright	31,109	$584,238	24,150	$783,575
Timothy A. Mack	52,500	$527,726	9,500	$310,435
Roger E. George	12,146	$348,036	22,041	$714,826
Kenneth B. Arola (4)	163,511	$2,500,475	52,218	$1,826,694
_________________________________

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)
For each NEO such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our named executive officers is net of applicable withholding taxes which are paid by us on their behalf.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

(4)
In connection with Ms. Arola’s departure in June 2013, Align and Mr. Arola entered into an Agreement and General Release that provided Mr. Arola would receive certain benefits in accordance with his Employment Agreement, including 12 months acceleration of vesting on his outstanding equity awards. As a result, the amounts in the table above include the effect of the acceleration of 17,200 options, 12,050 RSUs and 16,829 MSUs.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Named Executive Officers (Other than the CEO)
We enter into employment agreements with each of our executive officers. Each employment agreement with our named executive officers (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

The following table describes the potential payments upon termination or a change of control for each of our named executive officers (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
David L. White	Severance Payment	$760,000	$760,000	—
	Equity
	Stock Options (No stock option grants have been made)	n/a	n/a	n/a
	Restricted Stock Units	$1,052,119	$4,208,361	$1,052,119
	Market Stock Units (No MSU awards were made as of December 31, 2013)	n/a	n/a	n/a
	Health and Welfare Benefits	$8,293	$8,293	—
	Total	$1,820,412	$4,976,654	$1,052,119
John P. Graham	Severance Payment	$665,000	$665,000	—
	Equity
	Stock Options (No stock options grants have been made)	n/a	n/a	n/a
	Restricted Stock Units	$645,053	$2,580,042	$645,053
	Market Stock Units (No MSU awards were made as of December 31, 2013)	n/a	n/a	n/a
	Health and Welfare Benefits	$12,273	12,273	—
	Total	$1,322,326	$3,257,315	$645,053
Emory M. Wright	Severance Payment	$767,323	$767,323	—
	Equity
	Stock Options	$252,082	$282,543	$252,082
	Restricted Stock Units	$1,123,201	$2,891,684	1,123,201
	Market Stock Units	$1,709,915	$4,581,200	$1,709,915
	Health and Welfare Benefits	$29,454	$29,454	—
	Total	$3,881,975	$8,552,204	$3,085,198
Timothy A. Mack	Severance Payment	$754,533	$754,533	—
	Equity
	Stock Options	$742,500	$990,000	742,500
	Restricted Stock Units	$909,269	$2,665,581	909,269
	Market Stock Units	$824,040	$2,884,142	824,040
	Health and Welfare Benefits	$19,904	$19,904	—
	Total	$3,250,246	$7,314,160	$2,475,809
Roger E. George	Severance Payment	$771,360	$771,360	—
	Equity
	Stock Options	$241,840	$272,919	241,840
	Restricted Stock Units	$992,579	$2,563,186	992,579
	Market Stock Units	$1,546,453	$4,126,937	1,546,453
	Health and Welfare Benefits	$29,454	$29,454	—
	Total	$3,581,686	$7,763,856	$2,780,872
Kenneth B. Arola (1)
_________________________________

(1)
Mr. Arola was no longer employed by Align as of December 31, 2013. See “Summary Compensation Table for Fiscal Year Ended 2013” for further information regarding the post-employment benefits actually paid to Mr. Arola in 2013 under “All Other Compensation.”

All amounts in the table above are estimated based on an assumed triggering date of December 31, 2013 and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2013 of $57.14 which was the last trading day of the year. In addition, the MSU calculation is based on the performance of Align stock relative to the NASDAQ Composite index assuming the performance period ended December 31, 2013.
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive’s employment is terminated without cause or if the executive resigns for good reason, such executive will:
(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if the executive had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon the NEO’s employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the NASDAQ Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)
if Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance); and

(ii)
if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance).

The executive will then vest in that number of market stock units equal to A/36*X*Y with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in February 2013 until the assumed December 31, 2013 termination date, Align had outperformed the NASDAQ Composite Index by more than 25% which resulted in a Performance Multiplier of 150% in the calculations set forth in the above table. For each of the 2011 and 2012 MSU awards, Align outperformed the NASDAQ Composite Index by more than 25% which resulted in a Performance Multipler of 150% in the calculations set forth in the above table.
(3)such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Change of Control Only. Each employment agreement with our named executive officers (other than the CEO) provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he or she had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, the executive will vest in that number of MSUs equal to A/36*X*Ywith (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.

A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our named executive officers (other than the CEO) provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:

(1)	immediately vest in all outstanding equity awards; and

(2)	be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the NEOs monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Chief Executive Officer
Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in November 2013. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.
The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2013 and the closing sale price of our common stock on the NASDAQ Global Market on December 31, 2013 of $57.14, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Thomas M. Prescott	Severance Payment	$2,767,500	$2,767,500	$—
	Equity
	Stock Options	—	1,240,034	1,240,034
	Restricted Stock Units	—	7,535,338	7,535,338
	Market Stock Units	—	13,713,600	13,713,600
	Health and Welfare Benefits	29,856	29,856	—
	Total	$2,797,356	$25,286,328	$22,488,972
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. In the event Mr. Prescott is terminated without cause or resigns for good reason, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.
Change of Control Only. In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. If within 12 months of a change of control either Mr. Prescott’s employment is terminated without cause or Mr. Prescott resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•
misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•
the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•
a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•
in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 20, 2014 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 39 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, restricted stock units and market stock units that will vest on or before May 19, 2014. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 19, 2014 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 19, 2014.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 81,632,282 shares of our common stock outstanding as of March 20, 2014. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 19, 2014 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
FMR LLC (2)	8,388,781	—	8,388,781	10.0%
BlackRock, Inc. (3)	7,202,602	—	7,202,602	8.6%
Gordon Gund, family members and affiliated entities (4)	7,218,717	—	7,218,717	8.6%
The Vanguard Group (5)	4,654,514	—	4,654,514	5.6%
Kornitzer Capital Management, Inc. (6)	4,101,692	—	4,101,692	5.0%
Thomas M. Prescott	216,526	11,146	227,672	*
David L. White	—	—	—	*
John P. Graham	—	—	—	*
Emory M. Wright	33,343	1,256	34,599	*
Timothy A. Mack	—	13,125	13,125	*
Roger E. George	—	9,396	9,396	*
David Collins	18,200	7,700	25,900	*
Joseph Lacob (7)	704,662	47,700	752,362	*
C. Raymond Larkin, Jr.	51,160	101,500	152,660	*
George J. Morrow	27,700	57,700	85,400	*
David C. Nagel	13,700	67,700	81,400	*
Andrea L. Saia	—	—	—	*
Greg J. Santora	22,700	27,700	50,400	*
Warren S. Thaler (8)	122,484	27,700	150,184	*
All current executive officers and directors as a group (19 persons)	1,217,827	372,623	1,590,450	1.9%
_________________________________

*	Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 19, 2014. This column includes the full amount of restricted stock units that will vest on or before May 19, 2014, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the Securities and Exchange Commission on Schedule 13G on February 10, 2014, indicating beneficial ownership as of December 31, 2013. The principal office of FMR is located at 82 Devonshire Street, Boston MA 02109.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 28, 2014, indicating beneficial ownership as of December 31, 2013. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 14, 2014, indicating beneficial ownership as of December 31, 2013. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(5)
Based on a filing with the Securities and Exchange Commission on Schedule 13G, on February 2, 2014, indicating beneficial ownership as of December 31, 2013. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 16, 2014, indicating beneficial ownership as of December 31, 2013. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(7)	Includes 555,895 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children’s Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

(8)	Includes 33,900 shares held by Mr. Thaler and 88,584 shares held by The Thaler Family Trust, for the benefit of family members, as to which Mr. Thaler disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2013, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•
you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee. The Company did not participate in any related party transactions in 2013.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF
ALIGN TECHNOLOGY, INC.

April 4, 2014

APPENDIX A
Reconciliation Non-GAAP to GAAP pages 24 of the Proxy Statement
Reconciliation of GAAP to Non-GAAP Profit from Operations
(in thousands)

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
GAAP Profit from Operations	$94,212	$85,592	$90,360
Acquisition and integration costs (1)	—	1,271	10,030
Severance and benefit costs (2)	—	780	1,082
Impairment of goodwill (3)	40,694	36,591	—
Impairment of long lived assets (4)	26,320	—	—
Non-GAAP Profit from Operations	$161,226	$124,234	$101,472

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
GAAP Net profit	$64,295	$58,691	$66,716
Acquisition and integration costs (1)	—	1,271	10,030
Severance and benefit cost (2)	—	780	1,082
Impairment of goodwill (3)	40,693	36,591	—
Impairment of long lived assets (4)	26,320	—	—
Tax effect on non-GAAP adjustments (5)	(3,788)	(3,900)	(1,682)
Non-GAAP Net profit	$127,520	$93,433	$76,146
GAAP net profit per diluted share	$0.78	$0.71	$0.83
Non-GAAP net profit per diluted share	$1.54	$1.13	$0.95
Shares used in computing diluted GAAP net profit per share	82,589	83,040	80,294
Shares used in computing diluted non-GAAP net profit per share	82,589	83,040	80,294
_________________________________

(1)
Acquisition costs and integration related. We have incurred acquisition-related and other expenses which include legal, banker, accounting and other advisory fees of third parties, retention bonuses, integration and professional fees. We do not engage in acquisitions in the ordinary course of business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results. We believe that eliminating these expenses from our non-GAAP measures is useful because we generally would not have otherwise incurred such expenses in the periods presented as part of our continuing operations.

(2)
Severance and benefits costs. We have engaged in various restructuring and exit activities in 2011 and 2009 that have resulted in costs associated with severance and benefits. Such activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring and/or exit activities in the ordinary course of business. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

(3)
Impairment of goodwill. This charge represents non-cash write-downs of our goodwill. During the third quarter of 2012, we determined that there were sufficient indicators such as the termination of our distribution agreement with Straumann for iTero intra-oral scanners as well as the market conditions and business trends within our Scanners and CAD/CAM Services ("SCCS") reporting unit for an impairment of goodwill. In the first quarter of 2013, changes in the competitive environment for intra-oral scanners, including announcements from our competitors of new low-priced scanners targeted at orthodontists and general practitioner dentists in North America, caused us to lower our expectations for growth and profitability for our SCCS reporting unit which resulted in the impairment of our remaining SCCS goodwill. We remove the impact of these charges to our operating performance to assist in assessing our ability to generate cash from operations. We believe this may be useful information to users of our financial statements and therefore we have excluded these charges for purposes of calculating these non-GAAP measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

(4)
Impairment of long lived assets. This charge represents non-cash write downs of our long lived assets. In the first quarter of 2013, changes in the competitive environment for intra-oral scanners, including announcements from our competitors of new low-priced scanners targeted at orthodontists and general practitioner dentists in North America, caused us to lower our expectations for growth and profitability for our SCCS reporting unit which resulted in the impairment of our SCCS intangible assets for $19.3 million and plant and equipment for $7.0 million.

(5)
Income tax-related adjustments. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for discrete tax items and items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate.

Reconciliation of Adjusted Non-GAAP Profit from Operations used for Company Multiplier on page 26 and 33 of the Proxy Statement
(in thousands)

GAAP Profit from Operations	$94,212
Stock-based compensation	26,438
Impairment of goodwill	40,694
Impairment of long lived assets	26,320
Cost savings from acquired intangible assets amortization and fixed asset depreciation due to impairment of long lived assets	(3,420)
Adjusted Non-GAAP Profit from Operations for Company Multiplier	$184,244

A. Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1 and FOR proposal 2 and 3.

1. Election of Directors.

	FOR	AGAINST	ABSTAIN
01 Joseph Lacob	☐	☐	☐
02 C. Raymond Larkin, Jr.	☐	☐	☐
03 George J. Morrow	☐	☐	☐
04 Dr. David C. Nagel	☐	☐	☐
05 Thomas M. Prescott	☐	☐	☐
06 Andrea L. Saia	☐	☐	☐
07 Greg J. Santora	☐	☐	☐
08 Warren S. Thaler	☐	☐	☐

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Techonology, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2014.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

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